UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SM&A

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SM&A Special Meeting of Stockholders Date Set for Monday,
December 29, 2008
For Immediate Release

Contact:	SM&A:	Investor Contact:
	Jim Eckstaedt	Lytham Partners, LLC	MacKenzie Partners
	Chief Financial Officer	Joe Diaz, Robert Blum	Amy Bilbija
	(949) 975-1550	(602) 889-9700	(650) 798-5206
Newport Beach, California — December 10, 2008 — SM&A (Nasdaq:WINS) has announced that a special meeting date of December 29, 2008 has been established for the Company’s stockholders to consider and vote upon the proposal to approve and adopt the previously announced merger of the Company with an affiliate of Odyssey Investment Partners. The merger agreement calls for the payment of $6.25 per share of SM&A common stock in cash, which represents an aggregate purchase price of approximately $119.6 million and reflects a premium of approximately 159% over the closing price of SM&A’s common stock at close of business on October 30, 2008 prior to the announcement of the transaction on October 31, 2008.
SM&A stockholders of record at the close of business on December 5, 2008 will be entitled to notice of the special meeting and to vote upon the proposal. The special meeting is scheduled to be held at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660 on Monday, December 29, 2008 at 9 a.m., local time.
SM&A expects that the merger will be completed as promptly as practicable after the Special Meeting of Stockholders. A definitive proxy statement with respect to the special meeting was filed with the Securities and Exchange Commission on December 8, 2008 and first mailed to stockholders on or about December 8, 2008.
SM&A’s Board of Directors unanimously approved this transaction and urges stockholders to vote “FOR” the approval and adoption of the merger agreement at the special meeting. The company encourages all stockholders to vote their shares promptly by phone, Internet, or by mailing their proxy card, and to contact MacKenzie Partners at 800/322-2885 or collect at 212/929-5500 if they have any questions or need any assistance in voting their shares.

Consummation of the merger is subject to receipt of stockholder approval, as well as satisfaction of other customary closing conditions.

About Odyssey Investment Partners, LLC
Odyssey Investment Partners, LLC, based in New York, is a leading middle-market private equity fund with more than $1.2 billion under management. Odyssey Investment Partners, LLC makes majority, controlled investments primarily in established middle-market companies in a variety of industries, including industrial manufacturing, business, financial and healthcare services, aerospace products, and localized and route-based service businesses. For further information about Odyssey Investment Partners, LLC, please visit www.odysseyinvestment.com
About SM&A:
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PURSUE for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Cautionary Statements:
Stockholders of SM&A are urged to read the proxy statement noted above because it contains important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents will also be available on SM&A’s website (www.smawins.com) and may be obtained free from SM&A by directing a request to SM&A, Attn: Investor Relations, 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures aerospace and defense industries along with System Integration and Information Technology industries, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statement.

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